Exhibit 99.1

STRYKER OPERATING RESULTS FOR
QUARTER ENDED MARCH 31, 2004

        Kalamazoo, Michigan -- April 15, 2004 -- Stryker Corporation (NYSE:SYK) reported today that net sales were $1,035.1 million for the first quarter of 2004, representing a 22% increase over net sales of $846.9 million in the first quarter of 2003.  Excluding the impact of foreign currency, net sales increased 17% for the first quarter.

        Net earnings for the first quarter of 2004 were $135.9 million, representing a 31% increase over net earnings of $104.1 million in the first quarter of 2003.  Diluted net earnings per share for the quarter increased 29% to $.66 compared to $.51 in the first quarter of 2003.

Sales Analysis

        Domestic sales of $657.9 million increased 20% in the first quarter as a result of strong shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

        International sales of $377.2 million increased 25% in the first quarter as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $46.7 million in the quarter.  Excluding the impact of foreign currency, international sales increased 10% in the quarter.

        Worldwide sales of Orthopaedic Implants of $633.1 million increased 23% in the first quarter based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spine and micro implant systems and bone cement.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 16% in the quarter.

        Worldwide sales of MedSurg Equipment of $341.6 million increased 21% in the first quarter based on higher shipments of powered surgical instruments, endoscopic products, patient handling and emergency medical equipment and surgical navigation systems.  Excluding the impact of foreign currency, sales of MedSurg Equipment increased 18% in the quarter.

        Physical Therapy Services revenues of $60.4 million increased 16% in the first quarter as a result of higher revenue from existing physical therapy centers and new centers.

Income Tax Rate

        The Company's effective income tax rate for the first quarter of 2004 was reduced to 30.0% as compared to a 31.0% effective income tax rate for the first quarter of 2003 and an effective annual income tax rate of 30.5% for the year ended December 31, 2003.  The income tax rate reduction results primarily from increased manufacturing in lower tax jurisdictions.

Conference Call

        As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m., Eastern Time, today.  To hear the conference call, dial 877/611-5154.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com.  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:00 p.m., Eastern Time, today until 7:00 p.m. on Saturday, April 17, 2004.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21189565.

***

        Stryker Corporation is a leader in the worldwide orthopaedic market and is one of the world's largest medical device companies.  Stryker delivers results through a wide range of capabilities including joint replacements, trauma, spine and micro implant systems, orthobiologics, powered surgical instruments, surgical navigation systems and endoscopic products as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2004
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS	2004	2003	% Change

Net sales	$ 1,035.1	$ 846.9	22.2
Cost of sales	368.2	300.8	22.4
GROSS PROFIT	666.9	546.1	22.1
% of Sales	64.4	64.5
Research, development and
engineering expenses	49.6	43.2	14.8
Selling, general and
administrative expenses	411.3	337.5	21.9
Intangibles amortization	12.8	9.0	42.2
	473.7	389.7	21.6

OPERATING INCOME	193.2	156.4	23.5
% of Sales	18.7	18.5

Other expense (income):
Interest expense	1.4	7.0	(80.0)
Other	(2.3)	(1.5)	53.3
	(0.9)	5.5	--

EARNINGS BEFORE INCOME TAXES	194.1	150.9	28.6
Income taxes	58.2	46.8	24.4
NET EARNINGS	$ 135.9	$ 104.1	30.5
	=====	=====
Net Earnings Per Share
Basic	$ 0.68	$ 0.52	30.8
Diluted	$ 0.66	$ 0.51	29.4
Average Shares Outstanding
Basic	199.9	198.3
Diluted	204.6	202.8

CONDENSED SALES ANALYSIS
Domestic	$ 657.9	$ 546.2	20.5
International	377.2	300.7	25.4
NET SALES	$ 1,035.1	$ 846.9	22.2
	=====	=====
Orthopaedic Implants	$ 633.1	$ 513.2	23.4
MedSurg Equipment	341.6	281.7	21.3
Physical Therapy Services	60.4	52.0	16.2
NET SALES	$ 1,035.1	$ 846.9	22.2
	=====	=====

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS	2004	2003

ASSETS
Cash and cash equivalents	$ 48.9	$ 65.9
Accounts receivable (net)	552.9	498.6
Inventories	487.2	467.9
Other current assets	369.5	365.2
TOTAL CURRENT ASSETS	1,458.5	1,397.6

Property, Plant and Equipment (net)	603.0	604.7
Goodwill and Other Intangibles (net)	953.7	965.5
Other Assets	216.5	191.3
TOTAL ASSETS	$ 3,231.7	$ 3,159.1
	=====	=====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$ 798.3	$ 850.5
Long-Term Debt	5.4	18.8
Other Liabilities	140.1	135.0
Stockholders' Equity	2,287.9	2,154.8
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,231.7	$ 3,159.1
	=====	=====

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2004
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS	2004	2003

OPERATING ACTIVITIES
Net earnings	$ 135.9	$ 104.1
Depreciation	25.7	23.1
Amortization	35.3	29.6
Proceeds from accounts receivable securitization	5.0	--
Changes in working capital and other	(144.0)	(49.3)
NET CASH PROVIDED BY OPERATING ACTIVITIES	57.9	107.5

INVESTING ACTIVITIES
Business acquisitions, net of cash acquired	(9.8)	(4.3)
Purchases of property, plant and equipment	(31.1)	(29.2)
Proceeds from sales of property, plant and equipment	7.8	0.1
NET CASH USED IN INVESTING ACTIVITIES	(33.1)	(33.4)

FINANCING ACTIVITIES
Repayments on borrowings, net	(9.9)	(53.0)
Dividends	(28.0)	(23.7)
Other	6.0	2.8
NET CASH USED IN FINANCING ACTIVITIES	(31.9)	(73.9)

Effect of exchange rate changes on cash and cash equivalents	(9.9)	1.6
CHANGE IN CASH AND CASH EQUIVALENTS	$ (17.0)	$ 1.8
	=====	=====

Contact information:
Dean H. Bergy, Vice President, Chief Financial Officer and Secretary, 269/385-2600